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Exhibit 12

GTE South Incorporated

STATEMENT OF THE RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

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
                                                                    Three Months
                                                                        Ended
                                                                      March 31,
                                                                        1996
                                                                   --------------
Net earnings available for fixed charges:
  Income from continuing operations                                $       63,760
  Add - Income taxes                                                       38,900
      - Fixed charges                                                      12,614
                                                                   --------------
Adjusted earnings                                                  $      115,274
                                                                   ==============
Fixed charges:

  Interest expense                                                 $       11,297
  Portion of rent expense
     representing interest                                                  1,317
                                                                   --------------
Adjusted fixed charges                                             $       12,614
                                                                   ==============
RATIO OF EARNINGS TO FIXED CHARGES                                           9.14
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